UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2024

Everspin Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37900	26-2640654
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5670 W. Chandler Blvd., Suite 130

Chandler, Arizona 85226

(Address of principal executive offices, including zip code)

(480) 347-1111

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	MRAM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 12, 2024, Anuj Aggarwal, Chief Financial Officer of Everspin Technologies, Inc. (the “Company”), notified the Company of his decision to resign effective July 26, 2024 to pursue another opportunity. Mr. Aggarwal’s resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

On July 18, 2024, the Company announced that Matthew Tenorio has been appointed to serve as interim Chief Financial Officer (“Interim CFO”) of the Company, effective July 18, 2024, while the Company conducts a search for its next Chief Financial Officer. Mr. Tenorio, age 61, has served as a consultant with the Company providing services in support of finance operations since June 2024. From October 2021 to April 2023, Mr. Tenorio served as the Director of Finance at Confluent Medical Technologies. From March 2021 to September 2021, Mr. Tenorio served as a Plant Controller at Lucid Motors. Mr. Tenorio previously served as the Interim CFO and principal financial and accounting officer of the Company from January 2020 to June 2020, Corporate Controller from November 2019 to January 2020, and Operations Controller from July 2019 to November 2019. From March 2000 to June 2019, Mr. Tenorio served in various finance management and controller positions at Intel Corporation, predominantly in the Technology and Manufacturing Group, where he was responsible for financial planning, cost and inventory functions. Prior to Intel, Mr. Tenorio served in finance and engineering positions at Ford Motor Company and as a commissioned officer in the United States Navy. Mr. Tenorio received his Master of Business Administration from the University of Detroit Mercy and his Bachelor of Science in Electrical Engineering from the University of Notre Dame.

The Company and Mr. Tenorio executed an offer letter (the “Employment Agreement”), dated July 16, 2024, which includes the following terms: (i) an annual base salary of $275,000 (the “Base Salary”), (ii) an annual target bonus equal to 35% of the Base Salary, pro-rated based on Mr. Tenorio’s employment start date, and (iii) subject to approval by the Company’s Board of Directors, an equity award to be granted under the Company’s Amended and Restated 2016 Equity Incentive Plan for 15,000 restricted stock units (“RSUs”) pursuant to the Company’s standard form RSU agreement. The equity award will vest as to 33% of the total RSUs over three consecutive quarters, subject to his continued service. He will also be eligible for other benefits as described in the Employment Agreement.

A copy of the Employment Agreement is attached hereto as Exhibit 10.1 and the description of the material terms of the Employment Agreement is qualified in its entirety by reference to such exhibit.

There are no arrangements or understandings between Mr. Tenorio and any other person pursuant to which Mr. Tenorio was appointed as Interim CFO and there are no family relationships between Mr. Tenorio and any director or other executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

On July 18, 2024, the Company issued a press release announcing the above, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Offer Letter, dated July 16, 2024, between Everspin Technologies, Inc. and Matthew Tenorio.

99.1	Press release, dated July 18, 2024

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Everspin Technologies, Inc.

Dated: July 18, 2024	By:	/s/ Sanjeev Aggarwal
Sanjeev Aggarwal
Chief Executive Officer